                                                                   EXHIBIT 10.19


                               SERVICES AGREEMENT


This Services Agreement is entered into this 10th day of February, 2003 by and between The Ultimate Software Group, Inc. (hereafter "Ultimate") and Ceridian Corporation (hereafter "Ceridian").

         Whereas, Ceridian has previously licensed certain products of Ultimate, including that software product generally known as UltiPro; and

         Whereas, Ceridian desires to have Ultimate perform, and Ultimate desires to perform certain services ("Services") relating to Ultimate's products during the calendar year 2003, as more fully set forth in this Services Agreement.

         Now, therefore, it is agreed as follows:

                  1. Ultimate will perform the following for Ceridian commencing on the date of this Services Agreement and terminating at 11:59 p.m. on December 31, 2003:

                         A. An employee of Ultimate will be selected by Ultimate to work on a full-time basis (approximately 40 hours per week) with Ceridian at Ceridian's office in Atlanta, Georgia; the employee will be appropriately familiar with Ceridian's service bureau requirements and dedicated to assisting Ceridian in the resolution of issues or problems Ceridian has attendant to the development, integration, troubleshooting or other resolution of problems related to UltiPro product functionality and Ceridian's service bureau performance requirements. Ultimate will bear all costs associated with its employee being located in Atlanta, Georgia.

                         B. Ultimate will host and provide suitable work space and support to a Ceridian employee, to be designated by Ceridian, onsite at Ultimate's headquarters for the purpose of ongoing coordination and understanding of general and technical product requirements, integration requirements, and general communication of both Ultimate and Ceridian development status and issue resolution. Ceridian will bear all employee related costs associated with its employee's presence at Ultimate's headquarters.

                         C. Ultimate will make available to Ceridian technical support relating to functionality and design of Ultimate's products on a 24-hour, 7 days per week basis, including an appropriately responsive escalation and issue resolution process.

                         D. Ultimate will perform services based on Ceridian's continued inclusion as a key stakeholder in Ultimate's current and future product functionality and performance activities including:

                               (i) The solicitation, review, and delivery of mutually agreed to functional or performance requirements from Ceridian for releases being developed for Ultimate products during the period of the Services Agreement.

                               (ii) Assistance with the identification and timely resolution of emergent or near-term development activity required to address product functionality, performance or service bureau activity gaps affecting Ceridian's use of the UltiPro product.

                               (iii) Consideration of Ceridian's feature or function enhancement requests and allowance of active participation by Ceridian in the prioritization of such requests for inclusion in future releases.

                               (iv) Allowance of partner-level participation by Ceridian in the product development and release management processes, such as method and timing of requirement and specification reviews, prioritization of one-off tools/utilities development, market/customer feedback analysis and prioritization, and strategic direction planning.

                               (v)      Allowance of Ceridian's elective
                                        participation in release associated
                                        activity such as Beta releases and
                                        utility and tool evaluations.

                               (vi) Continued professional interchange and creative discourse to further Ceridian's understanding of Ultimate's product functionality and its integration with Ceridian's products, and to advance product viability in the marketplace.

                         E. Ultimate will perform extended performance and scalability testing of Ultimate products to meet Ceridian's performance and capacity planning objectives inclusive of industry standard web performance parameters, a 250,000 employee minimum site capability, and corresponding system throughput capability to support the efficient processing of the workflow generated therein. Ultimate will exercise commercially reasonable efforts to rectify any identified performance and capacity gaps.

                         F. Ultimate will perform the Services in a diligent, workmanlike manner conforming to industry quality standards of persons skilled and experienced in performing such services.

                  2. In consideration for the services outlined in Section 1 above of this Services Agreement, Ceridian will pay Ultimate the sum of Two Million Two Hundred and Fifty Thousand Dollars ($2,250,000), payable in four equal quarterly installments of Five Hundred Sixty-Two Thousand and Five Hundred Dollars ($562,500). Ceridian shall pay the first quarterly installment to Ultimate within ten (10) days of the date of this Services Agreement as set forth above, and the second, third, and fourth quarterly installments to Ultimate no later than May 1, August 1, and November 1, 2003, respectively. In addition, Ceridian will reimburse Ultimate for any reasonable travel or other out of pocket expenses associated with performance of this Services Agreement. Said amounts will be invoiced on a monthly basis and payment will be due within thirty
                         (30) days of invoice date.

                  3. The Services set forth in this Services Agreement are independent of any other obligations of the parties as provided for in other agreements between them, which remain unchanged by this Services Agreement.

                  4. This Services Agreement does not make either party the employee, agent or legal representative of the other for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party. Each party is acting as an independent contractor.

                  5. This Services Agreement may not be assigned by Ceridian or Ultimate except with the written consent of the other party.

                  6. This Services Agreement may not be modified, amended, rescinded, canceled or waived, in whole or in part, except by written amendment signed by both parties hereto.

                  7.     GOVERNING LAW, LITIGATION EXPENSES AND ARBITRATION

                         (a) This Services Agreement shall be governed by and interpreted under the laws of the State of Delaware, without giving effect to its conflicts of laws principles. In the event of litigation or arbitration arising from this Services Agreement, the prevailing party shall be entitled to recover its reasonable costs and attorney's fees in said claim, lawsuit, arbitration or action from the non-prevailing party.

                         (b) (i) If a dispute other than a dispute with respect to the ownership of intellectual property (as distinguished from the use by Ceridian or one or more Ceridian Customers of the Licensed Software) is not resolved by the parties within forty-five (45) days after the receipt of a notice of dispute by either party to the other party, such dispute will be submitted to arbitration and finally settled by binding arbitration conducted in accordance with the Commercial Arbitration Rules (the "Rules") of the American Arbitration Association then in effect. Either party may give the other party notice, in accordance with Section 13, of its submission of such dispute to arbitration. Such notice shall also be given in accordance with the Rules, to the extent that the rules are inconsistent with or supplement this notice requirement. Such arbitration shall take place in Chicago, Illinois, United States of America, before a single arbitrator. The parties will agree upon the selection of a particular arbitrator as soon as reasonably practical after the notice described in this Section 7(b) is given, but failing such agreement within thirty (30) days of such notices, the arbitrator will be selected in accordance with the Rules. All issues in the arbitration will be decided in accordance with Delaware law and any applicable federal law.

                               The determinations of the arbitrator will be final and binding upon the parties to the arbitration, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The arbitrator shall be requested to set forth the grounds for his or her decision in the award.

                               All proceedings before the arbitrator shall be conducted in the English language. All documents and papers submitted to the arbitrator shall be in the English language or accompanied by a competent English language translation thereof.

                               With the exception of applications to courts of competent jurisdiction for injunctive relief, the parties stipulate the submission of disputes to arbitration as provided in this Section 7, and arbitration pursuant thereto, shall be a condition precedent to any suit, action or proceeding instituted in any court or before any administrative tribunal with respect to such dispute. The arbitration provisions hereof shall, with respect to any dispute arising out of this Services Agreement, survive the termination or expiration of this Services Agreement.

                               Both parties agree to continue performing their respective obligations under this Services Agreement while any dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

                               The parties shall use their best commercial efforts to set the date of the arbitration with sixty (60) days after selection of the arbitrator but in no event shall the arbitration be set more than ninety (90) days after selection of the arbitrator. Discovery as permitted by the Federal Rules of Civil Procedure then in effect will be allowed in connection with the arbitration to the extent consistent with the purpose of the arbitration and as allowed by the arbitrator.

                               The decision or award of the arbitrator shall be rendered within fifteen (15) days after the conclusion of the presentation to and hearing by the arbitrator. The decision or award of the arbitrator shall be final, binding and non-appealable by the parties.

                               Each party shall bear its own arbitration costs and expenses and all other costs and expenses of the arbitration shall be divided equally between the parties; provided, however, the arbitrator may modify the allocation of fees, costs and expenses in the award in those cases where fairness dictates.

                               Notwithstanding anything to the contrary in this
                               Section 7(b), the parties shall have the authority to stay the time periods set forth in this Section 7(b) upon mutual agreement.

                               (ii) Notwithstanding any other provision of this
                               Section 7(b), either party may resort to court action for injunctive relief at any time if the dispute resolution processes set forth in this
                               Section 7(b) would permit or cause irreparable injury to such party or any third party claiming against such party, due to delay arising out of the dispute resolution process.

                  8. In the event of the bankruptcy of Ultimate pursuant to the Bankruptcy Act and an attendant rejection of the Services Agreement or any license or assignment granted hereunder pursuant to Section 365 thereof, the parties intend that the provisions of the Bankruptcy Act shall apply and Ceridian shall be entitled to retain possession of all embodiments of intellectual property delivered to it by Ultimate under this Services Agreement and to the extent permitted by law, retain the license rights granted thereunder, subject to any Ceridian obligation to pay royalties and fees.

                  9. If any provision of the Services Agreement is found unenforceable under any of the laws or regulations applicable thereto, such provision terms shall be deemed stricken from this Services Agreement, but such invalidity or unenforceability shall not invalidate any of the other provisions of this Services Agreement.

                  10. This Services Agreement may be executed in two or more counterparts and by facsimile in the English language, and each such counterpart shall be deemed an original hereof.

                  11. No failure by either party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right.

                  12. This Services Agreement shall be binding on Ceridian and Ultimate and their permitted assignees and all successors in interest.

                  13. NOTICES. Notices permitted or required be given hereunder shall be deemed sufficient if given by registered or certified mail, postage prepaid, return receipt requested, or by private courier service to the respective addresses of the parties set forth in this
                         Section 13 or at such other addresses as the respective parties may designate by like notice from time to time. Notices so given shall be effective upon (a) receipt by the party to which notice is given, or (b) on the fifth

                         (5th) day following domestic mailing or the tenth
                         (10th) day following international mailing, as may be the case, whichever occurs first. The initial addresses for purposes of this notice provision shall be:

                         Ceridian Corporation
                         3311 E. Old Shakopee Road
                         Minneapolis, MN  55425-1640
                         Attention:  President

                         With copy to:

                         Ceridian Corporation
                         3311 E. Old Shakopee Road
                         Minneapolis, MN  55425-1640
                         Attention:  General Counsel

                         The Ultimate Software Group, Inc.
                         2000 Ultimate Way
                         Weston, FL  33326
                         Attention:  President

                         With copy to:

                         The Ultimate Software Group, Inc.
                         2000 Ultimate Way
                         Weston, FL  33326
                         Attention:  General Counsel

                  14. Except with the consent of the other party, neither party shall publicize, advertise, announce or describe to any governmental authority or other third person, the terms of this Services Agreement, except as required by law or as required pursuant to this Services Agreement.

THE ULTIMATE SOFTWARE GROUP, INC.                  CERDIAN CORPORATION

By:     /s/ Marc D. Scherr                  By:  /s/ Todd A. Reimringer
    -------------------------                  ---------------------------------

Name:     Marc D. Scherr                    Name:      Todd A. Reimringer
      -----------------------                    -------------------------------

Title:    Vice Chairman                     Title:   Chief Operating Officer
       ----------------------                     ------------------------------
                                                     Human Resources Solutions